Performance Food Group Company
Richmond, Virginia


Gentlemen:

Re:  Registration Statements Nos. 333-12223 and 33-72400


With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 25, 1997 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                                Very truly yours,

                                                KPMG PEAT MARWICK LLP




Richmond, Virginia
May 8, 1997

Financial Data Schedule ( for SEC use only)